Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust
Financial Statements as of December 31, 2009 and 2008, and for the Year Ended December 31, 2009, Supplemental Schedule as of December 31, 2009, and Report of Independent Registered Public Accounting Firm

INDIANA BANK AND TRUST COMPANY
EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

TABLE OF CONTENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	3

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2009and 2008	4

Statement of Changes in Net Assets Available for Benefits for the Year Ended	5
December 31, 2009

Notes to Financial Statements as of December 31, 2009 and 2008, and
For the Year Ended December 31, 2009	6-11

SUPPLEMENTAL SCHEDULE--

Form 5500—Schedule H, Part IV, Line 4i—Schedule of Assets (Held at End of Year)
As of December 31, 2009	12

NOTE: All other schedules required by Section 2520.103-10 of the Department of
Labor’s Rules and Regulations for Reporting and Disclosure under the
Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

Plan Administrator
Indiana Bank and Trust Company
Employees' Savings and Profit Sharing Plan and Trust
Columbus, Indiana

We have audited the accompanying statements of net assets available for benefits of the Indiana Bank and Trust Company Employees' Savings and Profit Sharing Plan and Trust (the “Plan”) as of December 31, 2009 and 2008, and the related statement of changes in net assets available for benefits for the year ended December 31, 2009. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 and 2008, and the changes in net assets available for benefits for the year ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming opinions on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets held at end of year as of December 31, 2009, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedules has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/Somerset CPA's, P.C.

Indianapolis, IN

June 22, 2010

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS:
Participant-directed investments—at fair value:
Cash and cash equivalents	$30,758	$-
Indiana Community Bancorp stock fund	638,712	950,079
Collective trusts	6,846,735	5,496,413
Participant loans	211,704	150,588

Total investments	7,727,909	6,597,080

Receivables:
Investment income	4,832	9,280

Total receivables	4,832	9,280

Total assets	7,732,741	6,606,360

LIABILITIES:
Excess contributions to be funded	-	7,993

Total liabilities	-	7,993

NET ASSETS AVAILABLE FOR BENEFITS AT FAIR VALUE	7,732,741	6,598,367

Adjustments from fair value to contract value
For fully benefit-responsive investment contracts	15,511	5,374

NET ASSETS AVAILABLE FOR BENEFITS	$7,748,252	$6,603,741

See notes to financial statements.

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2009

ADDITIONS:
Contributions:
Participant contributions	$765,158
Employer contributions	255,701

Total contributions	1,020,859

Investment income:
Dividends and interest	35,992
Net appreciation in fair value of investments	776,032

Total investment income	812,024

DEDUCTIONS:
Benefits paid to participants	(643,875)
Loan defaults	(6,774)
Administrative expenses	(37,723)

Total deductions	(688,372)

INCREASE IN NET ASSETS	1,144,511

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	6,603,741

End of year	$7,748,252

See notes to financial statements.

INDIANA BANK AND TRUST COMPANY

EMPLOYEES’ SAVINGS AND PROFIT SHARING PLAN AND TRUST

NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2009 AND 2008, AND FOR THE YEAR ENDED DECEMBER 31, 2009

1.	DESCRIPTION OF THE PLAN

The following description of the Indiana Bank and Trust Company Employees’ Savings and Profit Sharing Plan and Trust (the “Plan”), as amended, is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is administered by the Plan committee, John Keach Jr., Mark Gorski and Pennie Stancombe. The Plan is a contributory, defined contribution plan covering substantially all employees of Indiana Bank and Trust Company (the “Company”) who have completed one month of service and attained at least 21 years of age. Once employees meet these requirements and elect to participate, they are eligible to make contributions at the beginning of the month following their enrollment date. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Plan Amendment -Effective July 1, 2009, the Plan was amended and restated to allow the following provisions:

•	A Roth 401k contribution feature

•	The employer will match on employee catch up contributions

•	Employees may only invest up to 25% of any contributions in employer stock

•	Compliance with the Economic Growth and Tax Relief Reconciliation Act of 2001.

All relevant provisions of the amendments are included in the Plan's financial statements at December 31, 2009.

Contributions—Participants may elect to contribute not less than one percent nor more than 75% of gross compensation, as defined, during each pay period. Gross compensation includes commissions and bonuses as defined in the Plan. Participants can direct their contributions into one or more of the nineteen investment options offered by the Plan. Participant contributions are allocated 100% to the contributor’s individual account balance each payroll period.

The Company matches $.50 for $1.00 of eligible participant savings contributions up to a maximum of six percent of compensation. These contributions are separately identified in a “matching account.” Employer contributions are allocated to investment options within each individual’s account in the same ratio as individual employee contributions. The participant must be an employee of the Company for six consecutive months to be eligible to receive employer contributions.

Participant Accounts—Individual accounts are maintained for each Plan participant. Investment income or loss is allocated to individual accounts based on individual account balances relative to the total account balances as of the allocation date. Investment income or loss includes the net of earned interest and dividends and realized and unrealized gains and losses.

Vesting—Participant contributions and allocated amounts of investment income or loss are at all times 100% vested. Matching account contributions become 100% vested upon attaining age sixty-five, disability or death, upon termination after attaining age fifty-five or upon termination of the Plan. Vesting prior to any of the previously noted attainments is determined as follows:

Years of	Vested
Service	Percentage

Less than 1 year	0%
Greater than 1 year but less than 2 years	33.33
Greater than 2 years but less than 3 years	66.66
3 years or more	100.00

Payment of Benefits

Upon termination of service, death or disability, a participant may elect to receive a single lump-sum, a series of payments or employer stock equal to the value of his or her account. All distributions are subject to the applicable provisions of the Plan agreement. Benefit payments are recorded upon distribution.

Participant Loans—Participants may borrow from their fund accounts a minimum of $1,000 up to a maximum of $50,000 or 50% of their account balance, whichever is less. The loans are secured by the balance in the participant’s account and bear interest at rates ranging from 4.25% to 9.25% which are commensurate with local prevailing rates at the time funds were borrowed as determined by the Plan administrator, Indiana Bank and Trust Company. Principal and interest is paid ratably through payroll deductions on the first payroll run of each month.

Forfeitures—Forfeitures of a participant’s nonvested portion of their matching account occur when a participant incurs five consecutive one year periods of severance. Forfeited amounts are held in a separate suspense account and are used to reduce future employer contributions. During 2009, employer contributions were reduced by $3,000 from forfeited nonvested accounts. At December 31, 2009 and 2008, forfeited nonvested amounts remaining for future use totaled $1,835 and $1,718, respectively.

Administrative Expenses—The Bank of New York Mellon and Reliance Trust Company investment management fees were paid from the net assets of the Plan.

Excess Contributions Payable—The Plan is required to return contributions received during the Plan year in excess of the Internal Revenue Code (“IRC”) limits.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”), on the accrual basis of accounting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the FSP), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the Statement of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits is prepared on a contract value basis.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Common/collective trust funds are stated at fair value as determined by the issuer of the common/collective trust funds based on the fair market value of the underlying investments. Common collective trust funds with underlying investments in investment contracts are valued at fair market value of the underlying investments and then adjusted by the issuer to contract value. Participant loans are valued at the outstanding loan balances.

The Pentegra Stable Value Fund is a stable value fund that is a collective investment and reinvestment in one or more bank, insurance company or synthetic investment contracts, and in short-term investments. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. Contract value represents contributions made to the fund, plus earnings, less participant withdrawals. The Plan’s investment in the Pentegra Stable Value Fund consists of certain investment contracts. The fair value of traditional guaranteed investment contracts is determined using a discounted cash flow methodology where the individual contract cash flows are discounted at the prevailing interpolated swap rate as of year-end.

Synthetic investment contracts represent individual assets placed in a trust, with ownership by the Fund; a third party issues a wrapper that guarantees that participant transactions are executed at contract value.  Individual assets of the synthetic investment contract are generally valued at representative quoted market prices. Short-term securities, if any, are stated at amortized cost, which approximates market value. Debt securities are valued on the basis of valuations furnished by a pricing service approved by the Trustee, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders. Investments in regulated investment companies or collective investment funds are valued at the net asset value per share/unit on the valuation date. Securities for which market quotations are not readily available or have quotations which management believes are not appropriate, are valued at fair value as determined in good faith by the Trustee. Accrued interest, if any, on the underlying investments is added to the fair value of the investments for presentation purposes. The fair value of the wrap contracts is determined using the market approach discounting methodology which incorporates the difference between current market level rates for contract level wrap fees and the wrap fee being charged. The difference is calculated as a dollar value and discounted by the prevailing interpolated swap rate as of period-end.

Purchase and sales of securities are recorded on the trade-date basis. Dividend income is recorded on the ex-dividend date.

Plan Assets—Plan assets are maintained in the custody of Reliance Trust Company. Indiana Bank and Trust Company and Reliance Trust Company are the trustees for the Employer Stock Fund and the Collective Trusts, respectively.

Risks and Uncertainties—Investments securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

3.	INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2009 and 2008 are as follows:

	Fair Value
	2009	2008

Indiana Community Bancorp Stock Fund	$638,712	$950,079
State Street Investors Short-Term Investment Fund	600,112	875,193
State Street Investors Pentegra Stable Value Fund	921,033	622,958
State Street Investors S & P Midcap Index SL Series Fund	902,997	606,050
State Street Investors Moderate Strategic Balanced SL Fund	928,196	974,058
State Street Investors Aggressive Strategic Balances SL Fund	405,203	**
State Street Investors Long US Treasury Index SL Series Fund	*	362,465
State Street Investors S & P 500 Growth Index SL Fund	604,273	338,423
State Street Investors Daily EAFE Index SL Series Fund	415,830	**
State Street Investors Russell 2000 Index SL Series Fund	391,875	**

* Did not represent more than 5% of Plan Assets in 2009.
** Did not represent more than 5% of Plan Assets in 2008.

During 2009, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

Collective Trusts	$1,054,926
Stock Fund	(278,894)

Total appreciation in fair value of investments	$776,032

4.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

At December 31, 2009 and 2008, the Plan held 84,041 and 78,358 shares, respectively, of common stock of Indiana Community Bancorp, the holding company of the sponsoring employer, with a cost basis of $1,933,749 and $2,025,448, respectively. During the year ended December 31, 2009, the Plan recorded dividend income of $21,330.

5.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2
Observable inputs other than Level 1 prices; such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Following is a description of the valuation methodologies used for instruments measured at fair value on a recurring basis and recognized in the accompanying financial statements, as well as the general classification of such instrument pursuant to the valuation hierarchy.

Investments
When quoted market prices are available in an active market, investments are classified within Level 1 of the valuation hierarchy. Level 1 investments include Indiana Community Bancorp stock. Level 2 investments include common trust funds and collective investment funds. In certain cases where Level 1 and Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include participant loans. Participant loans are included at their carrying value, in the financial statements, which approximated their fair value at December 31, 2009 and 2008.

The following table presents the fair value measurements of assets recognized in the accompanying financial statements measured at fair value on a recurring basis and the level within the SFAS 157 fair value hierarchy in which the fair value measurements fall at December 31, 2009 and December 31, 2008.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3	Fair Value
December 31, 2009
Common stock	$638,712	$-	$-	$638,712
Collective trusts	-	6,846,735	-	6,846,735
Participant loans	-	-	211,704	211,704
Total investments at fair value	$638,712	$6,846,735	$211,704	$7,697,151

December 31, 2008
Common stock	$950,079	$-	$-	$950,079
Collective trusts	-	5,496,413	-	5,496,413
Participant loans	-	-	150,588	150,588
Securities Available for Sale	$950,079	$5,496,413	$150,588	$6,597,080

The following table presents a reconciliation of the beginning and ending balances of participant loans recognized in the accompanying financial statements using significant unobservable (Level 3) inputs for the year ended December 31, 2008 and 2009.

Total Fair Value Measurements
Level 3 Instruments Only	Participant loans
Balance, December 31, 2007	$162,588
Issuances	42,069
Repayments and settlements	(54,069)
Balance, December 31, 2008	$150,588
Issuances	116,634
Repayments and settlements	(55,518)
Balance, December 31, 2009	$211,704

6.	FEDERAL INCOME TAX STATUS

The Plan uses a prototype plan document sponsored by Pentegra Services Inc. (“Pentegra”). Pentegra received an opinion letter from the Internal Revenue Service (“IRS”), dated March 31, 2008, which states that the prototype document satisfies the applicable provisions of the IRC. The Plan itself has not received a determination letter from the IRS. However, the Plan’s management believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income tax has been included in the Plan’s financial statements.

7.	PLAN TERMINATION

Although it has not expressed any intention to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions set forth in ERISA. In the event the Plan is terminated, the participants would become 100% vested in their accounts.

******

SUPPLEMENTAL SCHEDULE

INDIANA BANK AND TRUST COMPANY
EMPLOYEES' SAVINGS AND PROFIT SHARING PLAN AND TRUST

EIN: 35-1807839
PLAN NUMBER : 002

FORM 5500, SCHEDULE H Part IV; LINE 4i—SCHEDULE OF ASSETS
(HELD AT END OF YEAR)
AS OF DECEMBER 31, 2009

		Fair
	Units	Value

Cash and Cash Equivalents:
Federated Government Obligations Fund	29,226	$29,226
Cash	1,532	1,532
Total Cash and Cash Equivalents		30,758

*Indiana Community Bancorp Stock	84,041	638,712
State Street Investor Services Funds:
S&P 500 Flagship SL Series Fund	1385	314,096
*Pentegra Stable Value Fund	80,053	921,033
S&P Midcap Index SL Series Fund	33,837	902,997
Short-Term Investment Fund	600,112	600,112
Long US Treasury Index SL Series Fund	14,804	187,679
Daily EAFE Index SL Series Fund	23,431	415,830
Conservative Strategic Balanced SL Fund	8,797	145,152
Moderate Strategic Balanced SL Fund	66,863	928,196
Aggressive Strategic Balanced SL Fund	36,034	405,203
S&P Growth Index SL Fund	55,812	604,273
S&P Value Index Fund	36,174	337,030
Russell 2000 Index SL Series Fund	18,285	391,875
NASDAQ 100 Index Non-Lending Fund	29,276	340,915
REIT Index Non-Lending Series Fund	7,597	159,788
State Street Global Advisors Target Retirement 2045SL Fund	1,812	18,504
State Street Global Advisors Target Retirement 2035 SL Fund	6,777	68,021
State Street Global Advisors Target Retirement 2025 SL Fund	7,626	78,745
State Street Global Advisors Security Lending Fund	2,573	27,286
*Participant loans, with interest rates ranging from 4.25% to 9.25%, and
Maturity dates through December 2024		211,704

TOTAL INVESTMENTS		$7,727,909

*Denotes a party-in-interest